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            Consent of Independent Registered Public Accounting Firm

To the Board and Shareholders:

RiverSource Managers Series, Inc.
   RiverSource Fundamental Growth Fund

We consent to the use of our report dated July 20, 2007, for RiverSource Fundamental Growth Fund incorporated herein by reference, the references to our Firm under the heading "Financial Highlights" in the prospectuses incorporated herein by reference and the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information incorporated herein by reference. We also consent to the references in the combined proxy statement/prospectus being filed on Form N-14 included herein.


/s/ KPMG LLP
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KPMG LLP

Minneapolis, Minnesota
November 20, 2007